Exhibit 23(b)

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-270066), S-4 (No. 333-107556) and on Form S-8 (Nos. 333-98877, 333-142452, 333-155587, 333-158069, 333-163106, 333-181177, 333-184792, 333-194243, 333-219566, 333-224587, 333-226398, 333-253046 and 333-264715) of our report dated February 11, 2021, except for the changes described in the third paragraph of note 1 and the sixth paragraph of note 2, as to which the date is February 11, 2022, and except for changes described in the fourth paragraph of note 1 and fifth paragraph of note 2, as to which the date is April 25, 2023, with respect to the consolidated financial statements of General Electric Company.

/s/ KPMG LLP
Boston, Massachusetts
April 25, 2023